UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2011

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (701) 757-1066

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective as of November 1, 2011, the Board of Directors of Midwest Energy Emissions Corp. (the “Company”) has elected R. Alan Kelley as President and Chief Operating Officer of the Company.  Mr. Kelley assumes the role of President from Richard MacPherson who has been appointed Senior Vice President Strategic Initiatives and who will continue as a member of the Board of Directors.

Mr. Kelley, age 59, was, from  October 2009 to April 2011, President and Chief Executive Officer of Grand Bahama Power Company, located in Freeport, Grand Bahama, which supplies electrical power to the island of Grand Bahama.  Prior thereto and from January 1997 to August 2008, he held various executive and senior management positions with Ameren, a diversified energy services company based in St. Louis, Missouri, including Chairman, President, CEO of Ameren’s deregulated generating company and Senior Vice President of all of Ameren’s regulated and deregulated fossil and hydro generation.  From October 1987 to July 2005, Mr. Kelley was President and CEO at Electric Energy, Inc., a deregulated generating company based in Joppa, Illinois.   Mr. Kelley holds a Bachelor of Science in Electric Engineering from University of Illinois, and MBA from the University of Missouri, and has completed the Public Utility Executive Program at the University of Michigan.

The Company and R. Alan Kelley entered into an employment agreement, effective as of November 1, 2011, pursuant to which Mr. Kelley agreed to be employed by the Company as President and Chief Operating Officer for a period of three years which may be renewed subject to the approval by the Board.  During the period of employment, Mr. Kelley shall receive an annual base salary equal to $240,000.  Mr. Kelley shall also be entitled to participate in all corporate 401k programs and health benefit plans instituted by the Company any yearly structured bonuses to be reviewed and approved by the Board.  The Company also agreed to grant Mr. Kelley 500,000 shares of common stock as a signing bonus which will vest one year from the effective date of the employment agreement or upon a change of control of the Company, and Mr. Kelley shall be entitled to participate in any stock option and incentive plans adopted by the Company.

Mr. Kelley does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Kelley and any other person pursuant to which he was selected as an officer, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Mr. Kelley, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

(e)           John F. Norris, Jr., who has been the Company’s Chief Executive Officer since June 21, 2011 and Chairman of the Board since October 12, 2011, has entered into an employment agreement with the Company, effective as of October 17, 2011, pursuant to which Mr. Norris agreed to be employed by the Company as Chief Executive Officer and Chairman for a period of three years which may be renewed subject to the approval by the Board.  During the period of employment, Mr. Norris shall receive an annual base salary equal to $180,000.  Mr. Norris shall also be entitled to participate in all corporate 401k programs and health benefit plans instituted by the Company any yearly structured bonuses to be reviewed and approved by the Board.  The Company also agreed to grant Mr. Norris 1,500,000 shares of common stock as a signing bonus, from which 500,000 shares will vest on October 1, 2012, 500,000 shares will vest on October 1, 2013, and 500,000 shares will vest on October 1, 2014, or upon a change of control of the Company.  Mr. Norris shall also be entitled to participate in any stock option and incentive plans adopted by the Company.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated October 17, 2011 by and between John F. Norris, Jr. and Midwest Energy Emissions Corp.
10.2	Employment Agreement effective as of November 1, 2011 by and between R. Alan Kelley and Midwest Energy Emissions Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST ENERGY EMISSIONS CORP. (Registrant)

Dated: November 7, 2011	By:	/s/ Richard H. Gross
Name: Richard H. Gross
Title: Chief Financial Officer

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